December 4, 1996


Mercury Waste Solutions, Inc.
1700 West Highway 36
Roseville, Minnesota  55113

RE:     Revolving Line of Credit

Gentlemen:

         Norwest Bank Minnesota, National Association ("Norwest") is pleased to establish for the benefit of Mercury Waste Solutions, Inc. (the "Borrower") a revolving line of credit (the "Credit") in the amount of $1,660,000.00. The Credit shall be governed by the provisions of this letter agreement.

              1. Advances. The Borrower may request advances from time to time under the Credit from the effective date hereof until the earlier of (i) five (5) business days immediately following the IPO Revenue Date (hereinafter defined), or (ii) January 1, 1998 (the "Termination Date"). At no time may the aggregate principal amount of all outstanding advances under the Credit exceed $1,660,000.00. Each advance under the Credit shall be requested in writing by an authorized officer of the Borrower, or telephonically by any person reasonably believed by Norwest to be an authorized officer of the Borrower. Each advance shall be evidenced by a single promissory note in the face amount of $1,660,000.00, and in form and content acceptable to Norwest (the "Current Note"). The initial advance under the Credit shall be used for the exclusive purpose of retiring all indebtedness evidenced by the "Second Note," as that term is defined in that certain letter loan agreement dated July 15, 1996 made between the Guarantor (hereinafter defined) and Norwest. The Borrower hereby irrevocably authorizes Norwest to effectuate said initial advance for such purpose. Within the limits of the Credit and subject to the terms and conditions hereof, the Borrower may borrow, prepay pursuant to
              Section 5 hereof, and reborrow under the Credit.

              2. Interest Rate. As used herein, the term "Base Rate" shall mean the rate of interest established by Norwest as its "base" rate, as in effect from time to time. Interest on the unpaid principal balance of the Current Note shall accrue at an annual rate equal to two percent (2.0%) in excess of the Base Rate. The interest rate on the Current Note shall change as and when the Base Rate changes. Interest shall be calculated on the basis of actual number of days elapsed in a year of 360 days.

              3. Payment of Interest. Interest on the Current Note shall be payable on demand, but until such demand is made the Borrower shall pay accrued interest for each month on the 1st day of the immediately succeeding month, commencing January 1, 1997.

              4. Repayment of Principal. As used herein, the term "IPO Revenue Date" shall mean the first date on which the Borrower realizes an aggregate amount equal to or greater than $5,000,000.00 from its initial public offering. The Borrower shall repay the principal of the Current Note on the earlier of (i) five (5) business days immediately following the IPO Revenue Date, or (ii) the Termination Date.

              5. Voluntary Prepayment. The Borrower may prepay the Current Note in whole or, from time to time, in part without premium.

              6. Guaranty. The payment and performance of the obligations of the Borrower under this letter agreement and the Current Note shall be unconditionally guaranteed by Bradley J. Buscher, Trustee of the Revocable Trust of Bradley J. Buscher Under Agreement Dated February 2, 1996 (the "Guarantor"), pursuant to a guaranty of even date herewith (the "Guaranty"), duly executed by the Guarantor for the benefit of Norwest.

              7. Security.

                            A. The Current Note shall be secured by a security
                     agreement of even date herewith (the "Security Agreement"), duly executed by the Borrower and Norwest. Pursuant to the provisions of the Security Agreement, the Borrower grants Norwest a security interest in all personal property assets of the Borrower, whether now owned or hereafter acquired. Among other things, the Security Agreement contains covenants relating to insurance which the Borrower must keep in full force. Said covenants are incorporated herein by reference as if set out in full.

                            B. The payment and performance of the Guarantor's
                     obligations under the Guaranty shall be secured by that certain Collateral Pledge Agreement dated July 15, 1996 (the "Collateral Pledge") made by the Guarantor for the benefit of Norwest. Pursuant to the Collateral Pledge, the Guarantor grants Norwest a first security interest in (among other things) common stock in First Bank System, Inc. (the "Stock") and/or in investment securities acceptable to Norwest (the "Securities"). The aggregate market value of the Stock and the Securities shall, at all times, be equal to or greater than 125% of the sum of (i) the outstanding principal balance of the Current Note, plus
                     (ii) the outstanding principal balance of the Guarantor's Note. As used herein, the term "Guarantor's Note" shall mean the promissory note dated of even date with this letter agreement (including modifications, renewals and replacements of said note), made by the Guarantor in the face amount of $4,200,000.00 payable to Norwest. The Stock and/or the Securities will be safekept at the offices of Norwest.

              8. Financial Reports. For so long as the Credit remains in existence, or any indebtedness remains outstanding under the Current Note, unless Norwest shall otherwise consent in writing, the Borrower will furnish the following to Norwest, in form and content acceptable to Norwest:

                            A. Within 120 days after the end of each fiscal year
                     of the Borrower, detailed financial reports of the Borrower for such fiscal year, including the balance sheet of the Borrower as of the end of such fiscal year, and the statement of profit and loss and surplus of the Borrower for such fiscal year.

                            B. Within 60 days after the end of each fiscal
                     quarter of the Borrower, (i) the balance sheet of the Borrower as of the end of such quarter, and (ii) the statement of profit and loss and surplus of the Borrower from the beginning of such fiscal year to the end of such quarter.

                            C. On or before April 30th of each year, the
                     personal financial statement and cash flow statement of Bradley J. Buscher ("Buscher") as of a date no earlier than the immediately preceding December 31st, and a photocopy of the complete federal income tax return of Buscher for the immediately preceding year; provided, however, that if the Guarantor is required by law to file a tax return, a photocopy thereof shall also be furnished to Norwest as soon as it is filed.

                            D. Promptly upon knowledge thereof, notice to
                     Norwest in writing of the occurrence of (i) the IPO Revenue Date, and (ii) any event which has or might, after the lapse of time or the giving of notice and the lapse of time, become an Event of Default (hereinafter defined).

                            E. Promptly, such other information as Norwest may
                     reasonably request, and permit Norwest to visit and inspect the offices and records of the Borrower at any reasonable time and from time to time.

              9. Representations and Warranties. The Borrower hereby represents and warrants to Norwest as follows:

                            A. The Borrower is a corporation, duly organized and
                     existing in good standing under the laws of the State of Minnesota.

                            B. The execution and delivery of this letter
                     agreement, the Current Note and the Security Agreement by the Borrower have been duly authorized by the Borrower's Board of Directors, and do not conflict with the Borrower's Articles of Incorporation or By-laws, or with the provisions of any agreement, law or regulation binding upon the Borrower.

              10. Conditions Precedent. Simultaneously with the execution of this letter agreement, the Borrower shall deliver to Norwest, in form and content acceptable to Norwest, each of the items described on the attached Exhibit A.

              11. Default. The occurrence of any one or more of the following shall constitute an event of default ("Event of Default") hereunder:

                            A. Default in payment of interest or of principal on
                     the Current Note when due, and continuance of such default for 10 calendar days following written notice from Norwest.

                            B. The aggregate market value of the Stock and the
                     Securities shall be less than 125% of the sum of (i) the outstanding principal balance of the Current Note, plus
                     (ii) the outstanding principal balance of the Guarantor's Note, and such collateral deficiency shall remain in existence for 10 calendar days.

                            C. Borrower shall breach any other agreement or
                     covenant contained in this letter agreement, and such breach shall continue for a period of 30 calendar days following written notice from Norwest.

                            D. The occurrence of an event of default under the
                     Security Agreement or the Collateral Pledge.

                            E. Any representation or warranty made by the
                     Borrower herein, or in any statement or certificate furnished by the Borrower, Buscher or the Guarantor hereunder, is untrue in any material respect.

                            F. A petition is filed by or against the Borrower or
                     Buscher under the United States Bankruptcy Code.

                            G. Buscher shall die or be physically or mentally
                     incapacitated to the extent that a court appoints a person or persons to administer to Buscher's affairs.

              12. Remedies. Upon the occurrence of one or more of the foregoing Events of Default, Norwest may, by notice in writing to the Borrower, terminate the Credit and declare all indebtedness under the Current Note to be due and payable, whereupon the Credit shall terminate and all such indebtedness shall immediately become due and payable. Upon the occurrence of any Event of Default under
              Section 11(F) above, the Credit shall automatically terminate and all indebtedness under the Current Note shall immediately become due and payable, without notice or demand. Notwithstanding the foregoing, in the case of the death of Buscher, Norwest shall not exercise its right to accelerate the Current Note until the earliest of (i) six (6) months from the date of death, (ii) the maturity date of the Current Note, or (iii) the occurrence of any other Event of Default hereunder. The remedies described herein are not intended to be exclusive and shall be read cumulatively with all other rights and remedies available to Norwest under this letter agreement, by other contract, at law or in equity.

              13. The Borrower hereby agrees that if all or any part of the indebtedness under the Credit (or any extension or renewal thereof) is not paid when due, Norwest may, without notice to the Borrower or without further action, offset any and all unrestricted deposits (including unmatured time deposits) of the Borrower maintained at Norwest against the unpaid principal balance and accrued and unpaid interest due and owing under the Credit. Norwest agrees that it will not exercise its rights of setoff unless it reasonably believes that the net proceeds from the disposition of all collateral securing the Credit would not be sufficient to repay all amounts outstanding under the Credit.

              14. Entire Agreement. This letter agreement and the documents referred to herein constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of each party.

              15. Applicable Law. This letter agreement and the documents executed in connection herewith shall be governed by the substantive laws of the State of Minnesota.

              16. Expenses. The Borrower agrees to reimburse Norwest for all reasonable attorneys' fees incurred by Norwest in connection with the preparation, administration and enforcement of this letter agreement and the documents executed in conjunction herewith.

         If the foregoing provisions are acceptable to you, please return a fully executed original of this letter agreement and the other enclosed documents to me on or before December 20, 1996. Please call me at 667-4766 if you have any questions.

                                      Very truly yours,

                                      NORWEST BANK MINNESOTA,
                                       NATIONAL ASSOCIATION


                                      By:
                                          ----------------------------------
                                          Justin D. Stets,
                                          Vice President


ACCEPTED BY:

MERCURY WASTE SOLUTIONS, INC.


By:

Its:


By:

Its:

December ____, 1996